CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 29/Amendment No. 65 to Registration Statement File Nos. 333-51676/811-08828 on Form N-4 of our report dated March 27, 2018, relating to the financial statements and financial highlights comprising each of the Subaccounts of New England Variable Annuity Separate Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 26, 2018